Exhibit 16.1
March 5, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:
We have read Item 4.01 of Form 8-K dated March 5, 2026, of AH Realty Trust, Inc. and are in agreement with the statements contained in paragraphs one through four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP